As filed with the United States Securities and Exchange Commission on April 11, 2018

Registration Statement No. 333-223843

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MorphoSys AG

(Exact name of registrant as specified in its charter)

Federal Republic of Germany	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Semmelweisstrasse 7

82152 Planegg

Germany

Telephone: +49 89-89927-0

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, NY 10011

Tel: +1 (212) 664-1666

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephan Hutter David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Tel: +1 (212) 735-3000	Rüdiger Malaun David C. Boles Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44 (20) 7710-1000	Brian J. Cuneo Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Tel: +1 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☑

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act .   ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The sole purpose of this Amendment No. 3 to the Company’s Registration Statement on Form F-1 is to amend the exhibit index, to file exhibits 4.1 and 4.3, and to refile exhibits 10.1, 10.3, 10.4, and 10.6. Accordingly, this Amendment No. 3 consists only of the facing page, this explanatory note, Part II, including the signature page and the exhibit index, and the exhibit filed herewith. This Amendment No. 3 does not contain a copy of the prospectus that was included in Amendment No. 2 to the Company’s Registration Statement on Form F-1 and is not intended to amend or delete any part of the prospectus.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS.

Item 6.	Indemnification of Directors and Officers

Under German law, we may not, as a general matter, indemnify members of our management board and supervisory board. Certain limited exceptions may apply if the indemnification is in the legitimate interest of our Company. We will indemnify our management board and supervisory board members, to the extent permissible under German law, from and against any liabilities arising out of or in connection with their services to us.

We provide directors’ and officers’ liability insurance for the members of our management and supervisory boards against civil liabilities, which they may incur in connection with their activities on behalf of our company. We intend to expand our insurance coverage against such liabilities, including by providing for coverage against liabilities under the Securities Act.

In the underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, the underwriters will agree to indemnify, under certain conditions, us, the members of our supervisory board, management board and persons who control our company within the meaning of the Securities Act, against certain liabilities, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Item 7.	Recent Sales of Unregistered Securities

In 2015, we issued 80,848 new shares as a result of the exercise of convertible bonds granted to the members of our management board and senior management. The capital increase underlying the issuance of these shares was entered into the commercial register in January 2016. Also in 2015, we transferred 104,890 treasury shares to the members of the management board and senior management under our 2011 long-term incentive plan.

We issued 2,622,088 new shares from authorized capital with the exclusion of subscription rights of existing shareholders to institutional investors at a price of €44.00 per ordinary share on November 15, 2016, raising gross proceeds of €115.4 million in a private placement via an accelerated book building transaction. The offering represented approximately 9.9% of the registered pre-transaction share capital and brought the total number of registered shares after the issuance to 29,159,770. The new shares were admitted to listing on the Frankfurt Stock Exchange (Prime Standard) following their issuance on November 18, 2016.

In 2016, we transferred 90,955 treasury shares to the members of the management board and senior management under our 2012 long-term incentive plan.

In 2017, we issued 261,015 new shares as a result of the exercise of convertible bonds granted to the members of the management board and senior management. The capital increase underlying the issuance of these shares was entered into the commercial register in January 2018. Also in 2017, we transferred 61,871 treasury shares to the members of the management board and senior management under our 2013 long-term incentive plan. In 2018, we transferred 291 treasury shares to members of the senior management.

The offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration under (a) Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2), (b) Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States, or (c) Rule 701 promulgated under the Securities Act for certain offers and sales pursuant to certain compensatory benefit plans.

Item 8.	Exhibits and Financial Statement Schedule

The exhibits listed in the exhibit index, appearing elsewhere in this Registration Statement, have been filed as a part of this registration statement.

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the audited consolidated financial statements or notes thereto.

Item 9.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes:

•

to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser;

•

that for purposes of any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

•

that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Document
1.1*	Form of Underwriting Agreement

3.1*	Articles of Association of MorphoSys AG

4.1	Form of American Depository Receipt (included in Exhibit 4.3)

4.2*	Form of Global Share Certificate for Ordinary Shares (English translation)

4.3	Form of Deposit Agreement (incorporated by reference to Exhibit 1 to the Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form F-6 (File No. 333-130614) filed with the Securities and Exchange Commission on April 10, 2018).

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	Collaboration and License Agreement between Xencor, Inc. and MorphoSys AG dated June 27, 2010†

10.2*	First Amendment to Collaboration and License Agreement between Xencor, Inc. and MorphoSys AG dated March 23, 2012†

10.3	Amended and Restated Research and License Agreement between Centocor, Inc. and MorphoSys AG dated December 22, 2004†

10.4	First Amendment to Amended and Restated Research and License Agreement between Centocor, Inc. and MorphoSys AG dated November 7, 2006†

10.5*	Second Amendment to Amended and Restated Research and License Agreement between Centocor, Inc. and MorphoSys AG dated October 26, 2009

10.6	Lease Agreement between GIP Grundbesitz Investitionsgesellschaft Planegg mbH & Co. KG and MorphoSys AG dated December 17, 2015†

21.1*	List of Subsidiaries

23.1*	Consent of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft

23.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney

99.1*	Consent of Director Nominee

99.2*	Consent of Director Nominee

†	Confidential treatment has been requested for portions of this exhibit, these portions will be omitted from the registration statement and have been filed separately with the United States Securities and Exchange Commission.
*	Filed previously.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Munich, Germany on April 11, 2018.

MORPHOSYS AG

By:	/s/ Dr. Simon E. Moroney
Name:	Dr. Simon E. Moroney
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Dated April 11, 2018	By:	/s/ Dr. Simon E. Moroney
	Name:	Dr. Simon E. Moroney
	Title:	Chief Executive Officer
Dated April 11, 2018	By:	*
	Name:	Jens Holstein
	Title:	Chief Financial Officer and Principal Accounting Officer
Dated April 11, 2018	By:	*
	Name:	Dr. Gerald Möller
	Title:	Chairman of the Supervisory Board
Dated April 11, 2018	By:	*
	Name:	Dr. Frank Morich
	Title:	Deputy Chairman of the Supervisory Board
Dated April 11, 2018	By:	*
	Name:	Dr. Marc Cluzel
	Title:	Member of the Supervisory Board
Dated April 11, 2018	By:	*
	Name:	Krisja Vermeylen
	Title:	Member of the Supervisory Board
Dated April 11, 2018	By:	*
	Name:	Wendy Johnson
	Title:	Member of the Supervisory Board
Dated April 11, 2018	By:	*
	Name:	Klaus Kühn
	Title:	Member of the Supervisory Board
Dated April 11, 2018	By:	*
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States

*By:	/s/ Dr. Simon E. Moroney
Name:	Dr. Simon E. Moroney
Title:	Attorney-in-Fact

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